Exhibit 99.(k)(ii)

ADDENDUM TO

REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT

This Addendum (this “Addendum”), is made as of October 24, 2017, by and between GAMCO Natural Resources, Gold & Income Trust, a Delaware statutory trust (the “Company”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”).

WHEREAS, the parties entered into that certain Registrar, Transfer Agency and Service Agreement (the “Agreement”), dated as of December 22, 2010; and

WHEREAS, the parties now desire to supplement the Agreement as more fully described herein.

NOW THEREFORE, for good and valuable consideration, and intending to be legally bound, the parties hereby execute this Addendum in order to supplement the Agreement as follows:

1.    Definitions. Except as set forth herein, all of the terms and conditions of the Agreement shall remain in full force and effect. In the event of conflicting or additional terms between the terms of the Agreement and this Addendum, the terms of this Addendum shall prevail over those in the Agreement with respect to the subject matter hereof. Any capitalized term used in this Amendment shall have the same meaning as in the Agreement unless the context herein specifically states otherwise.

2.    Additional Classes of Securities. The Company hereby appoints AST to act as sole transfer agent and registrar for 5.20% Series A Cumulative Preferred Shares issued by the Company and AST hereby accepts such appointment.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC		GAMCO NATURAL RESOURCES, GOLD & INCOME TRUST

By:	/s/ Michael Legregin	By:	/s/ Andrea R. Mango
	Name: Michael Legregin		Name: Andrea R. Mango
	Title: Senior Vice President		Title: Secretary and Vice President